As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-237178

Registration No. 333-214497

Registration No. 333-162259

Registration No. 333-143985

Registration No. 333-116674

Registration No. 333-77591

Registration No. 333-77247

Registration No. 333-77249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION NO. 333-237178

FORM S-8 REGISTRATION NO. 333-214497

FORM S-8 REGISTRATION NO. 333-162259

FORM S-8 REGISTRATION NO. 333-143985

FORM S-8 REGISTRATION NO. 333-116674

FORM S-8 REGISTRATION NO. 333-77591

FORM S-8 REGISTRATION NO. 333-77247

FORM S-8 REGISTRATION NO. 333-77249

UNDER

THE SECURITIES ACT OF 1933

New Royal HoldCo I Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	42-2224708 (I.R.S. Employer Identification No.)

535 Madison Avenue

New York, New York 10022

(646) 949-4631

(Address of Principal Executive Offices) (Zip Code)

GOLDEN ENTERTAINMENT, INC. 2015 INCENTIVE AWARD PLAN

LAKES ENTERTAINMENT, INC. 2007 STOCK OPTION AND COMPENSATION PLAN

LAKES GAMING, INC. 1998 STOCK OPTION AND COMPENSATION PLAN

LAKES GAMING, INC. 1998 DIRECTOR STOCK OPTION PLAN

LAKES GAMING, INC. ASSUMED STOCK OPTION PLAN

(Full title of the plan)

Samantha Sacks Gallagher

Executive Vice President, General Counsel and Secretary

VICI Properties Inc.

535 Madison Avenue

New York, New York 10022

(Name and address of agent for service)

(646) 949-4631

(Telephone number, including area code, of agent for service)

With a copy to:

David Bonser, Esq

Andrew S. Zahn, Esq

Hogan Lovells US LLP

555 13th Street Northwest

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements of New Royal HoldCo I Inc., as successor to Golden Entertainment, Inc. (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”).

•        Registration Statement No. 333-237178, filed with the SEC on March 13, 2020, registering 4,200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company under the Golden Entertainment, Inc. 2015 Incentive Award Plan (the “2015 Plan”);

•        Registration Statement No. 333-214497, filed with the SEC on November 8, 2016, registering 6,724,709 shares of Common Stock of the Company under the 2015 Plan;

•        Registration Statement No. 333-162259, filed with the SEC on October 1, 2009, registering 2,000,000 shares of Common Stock of the Company under the Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan (the “2007 Plan”);

•        Registration Statement No. 333-143985, filed with the SEC on June 22, 2007, registering 500,000 shares of Common Stock of the Company under the 2007 Plan;

•        Registration Statement No. 333-116674, filed with the SEC on June 21, 2004, registering 5,000,000 shares of Common Stock of the Company under the Lakes Gaming, Inc. 1998 Stock Option and Compensation Plan (the “1998 Plan”) and 500,000 shares of Common Stock of the Company under the Lakes Gaming, Inc. 1998 Director Stock Option Plan (the “1998 Director Plan”);

•        Registration Statement No. 333-77591, filed with the SEC on May 3, 1999, registering 941,735 shares of Common Stock of the Company under the Lakes Gaming, Inc. Assumed Stock Option Plan;

•        Registration Statement No. 333-77247, filed with the SEC on April 28, 1999, registering 200,000 shares of Common Stock of the Company under the 1998 Director Plan; and

•        Registration Statement No. 333-77249, filed with the SEC on April 28, 1999, registering 1,500,000 shares of Common Stock of the Company under the 1998 Plan.

On April 30, 2026, pursuant to the terms of the Master Transaction Agreement, dated as of November 6, 2025, by and among Golden Entertainment, Inc., a Minnesota corporation (“Golden”), Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“PropCo Buyer”), and VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), (i) Golden formed the Company, a wholly owned subsidiary of Golden and the Company formed Royal MergerCo I, LLC, a Minnesota limited liability company and a wholly owned subsidiary of the Company (“New OpCo”), and, in addition to other transactions set forth in the Master Transaction Agreement, (ii) Golden merged with and into New OpCo, with New OpCo continuing as the surviving entity (“F Reorganization Merger”) and the Company merged with and into PropCo Merger Sub, with PropCo Merger Sub surviving the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, PropCo Merger Sub, as successor to the Company, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof. Note that the numbers of securities listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2026.

VICI ROYAL MERGER SUB LLC (as successor by merger to New Royal HoldCo I Inc.)

By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933